Exhibit 4.1

NEITHER THE ISSUANCE AND SALE OF THIS WARRANT NOR THE SHARES OF CLASS A COMMON STOCKISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY APPLICABLE STATE OR FOREIGN SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I)  A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER THE SECURITIES ACT, OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE CORPORATION REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL

WARRANT

Inspire Veterinary Partners, Inc.

Warrant Certificate No.: 10

Issuance Date: February 13, 2024

Warrant Shares: 1,654,889

Exercise Price: $0.0001 per Warrant Share

THIS WARRANT (this “Warrant”) certifies that, for value received, Tumim Stone Capital LLC, a Delaware limited liability company, or its registered assigns (the “Holder”) is entitled, upon the terms and subject to the conditions set forth herein, at any time on or after the date set forth above (the “Issuance Date”) and on or prior to 5:00 p.m., New York City time on February 13, 2029 (the “Termination Date”), , to subscribe for and purchase from Inspire Veterinary Partners, Inc., a Nevada corporation (the “Company”), shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) up to the number of warrant shares set forth above, subject to adjustment as set forth herein (the “Warrant Shares”), at the exercise price set forth above (the “Exercise Price”).

This Warrant has been issued pursuant to the terms of that certain Common Stock Purchase Agreement, dated as of November 30, 2023, by and between the Company and the Holder, as such agreement was subsequently amended by that certain letter agreement by and between the Company and the Holder, dated as of January 19, 2024 (as amended, the “Purchase Agreement”).

Section 1.  Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

Section 2.  Exercise.

(a) Aggregate Exercise Price. The aggregate exercise price (“Aggregate Exercise Price”) of this Warrant shall be the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to this Section 2, multiplied by (b) the Exercise Price. The Holder shall pay to the Company the Aggregate Exercise Price to exercise this Warrant pursuant to Section 2(b).

(b) Exercise of Warrant. Exercise of this Warrant may be made, in whole or in part, at any time or times on or after the Issuance Date through the Termination Date by delivery to the Company of a notice of exercise in the form of Exhibit A (the “Notice of Exercise”), duly completed and executed by or on behalf of the Holder. This Warrant may be exercised either by means of a “cash exercise” or a “cashless exercise” (as described in Section 2(c)), as specified in the Notice of Exercise. Within two (2) Trading Days following the date of exercise (the “Exercise Date”), the Holder shall deliver the Aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise by wire transfer (unless cashless exercise is specified in the Notice of Exercise). No medallion guarantee

(or other type of guarantee or notarization) of any Notice of Exercise be required to exercise this Warrant. The Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and this Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall reduce the remaining number of Warrant Shares exercisable hereunder in an amount equal to the number of Warrant Shares so exercised. The Company shall record the number of Warrant Shares purchased and the date of such purchases in the Company’s records and books of account.

(c) Cashless Exercise. If this Warrant is exercised, in whole or in part, by means of a “cashless exercise,” then the number of Warrant Shares issuable to the Holder upon such cashless exercise shall be reduced by (i) the number of Warrant Shares so exercised multiplied by (ii) the Exercise Price divided by (iii) the one (1) day VWAP of one (1) share of Class A Common Stock on the Exercise Date. Any reduction of the number of Warrant Shares issuable to the Holder upon such cashless exercise shall not increase the remaining number of Warrant Shares exercisable hereunder. If this Warrant is exercised, in whole or in part, by means of a “cashless exercise” by the Holder, the Company in its sole discretion may waive payment of cash due from the Holder in satisfaction of the exercise price for the Warrants Shares so exercised.

(d) Mechanics of Exercise.

(i) Delivery of Warrant Shares Upon Exercise. Upon any exercise of this Warrant, the Company shall instruct the Transfer Agent to deliver the number of Warrant Shares issuable to the Holder upon such exercise by electronic transfer of such Warrant Shares to the account of the Holder (or its designee) with DTC through its DWAC delivery system, in accordance with the instructions set forth in the related Notice of Exercise; provided, however, that if, on the Exercise Date, the Warrant Shares are not eligible for participation in the DTC book-entry system or the Holder otherwise requests in the related Notice of Exercise that the Warrant Shares be delivered in the form of a physical certificate, then such Warrant Shares shall be transmitted to the Holder (or its designee) by delivery of a physical certificate, registered on the Company’s share register in the name of the Holder (or its designee), delivered to such party at the address(es) specified by the Holder in the related Notice of Exercise. The Warrant Shares shall be delivered to the Holder (or its designee) by the date that is two (2) Trading Days after the Exercise Date, (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the Aggregate Exercise Price (other than in the case of a cashless exercise or waived by the Company, in each case pursuant to Section 2(c)) is received by the Warrant Share Delivery Date. Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of the Holder and upon surrender of this Warrant, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical to this Warrant.

(ii)

(iii) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise shall be rounded up or down to the nearest whole share.

(iv) Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder (or its designee) as directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant, when surrendered, for exercise shall be accompanied by an Assignment Form in the form attached hereto as Exhibit B (the “Assignment Form”) duly executed by the Holder, and the Company may require, as a condition to such transfer, the payment of an amount sufficient to reimburse the Company for any transfer tax incidental thereto.

(e) Exchange Cap Limitation. If the Company has not obtained stockholder approval for the issuance of shares of Class A Common Stock in an amount in excess of the Exchange Cap in accordance with the applicable rules of the Trading Market or applicable Eligible Market by the Approval Deadline, then the aggregate number of Warrant Shares issuable upon exercise of this Warrant shall be reduced to that number of shares that, as of immediately following the Issuance Date, would cause the aggregate number of shares of Class A Common Stock then beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by the Holder and its Affiliates to equal one (1) share less than the Exchange Cap.

Section 3.  Certain Adjustments.

(a) Stock Dividends; Stock Splits; Reclassifications. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Class A Common Stock or any other equity or equity equivalent securities payable in shares of Class A Common Stock (which, for avoidance of doubt, shall not include any shares of Class A Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Class A Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Class A Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of Class A Common Stock any shares of capital stock of the Company, then in each case the Warrant Shares available hereunder following any of the events or transactions described in the foregoing clauses (i) through (iv) shall be adjusted so that the number of remaining Warrant Shares, if any, available hereunder following such adjustment is equal to the proportionate number of Warrant Shares that was available hereunder immediately prior to the occurrence of such event or transaction.

(b) Fundamental Transaction. If, at any time while this Warrant is outstanding: (i) the Company, directly or indirectly, in one or more related transactions effects any Fundamental Transaction, then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to the Beneficial Ownership Limitation in Section 2(e)), the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Class A Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to the Beneficial Ownership Limitation in Section 2(e)). The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(d) and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity equivalent to the shares of Class A Common Stock receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price equivalent to the Exercise Price hereunder to such shares of capital stock.

(c) Calculations. For purposes of this Section 3, the number of shares of Class A Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Class A Common Stock (excluding treasury shares, if any) issued and outstanding.

Section 4.  Transfer of Warrant.

(a) Transferability. Subject to the transfer conditions referred to in the legend endorsed hereon and compliance with applicable state and foreign securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with an Assignment Form duly executed by the Holder and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender, delivery, if the Company requests, of an opinion satisfactory to the Company rendered by counsel to the effect that the transfer is exempt from the registration and prospectus delivery requirements under the Securities Act and the qualification requirements under applicable state and foreign law, and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in the Assignment Form, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers the Assignment Form to the Company assigning this Warrant in full. This Warrant, if properly assigned pursuant to this Section 4(a), may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, duly executed by the Holder. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial Issuance Date of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

(c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 5.  Miscellaneous.

(a) No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i).

(b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of this Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

(c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be day, other than Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed (a “Business Day”), then such action may be taken or such right may be exercised on the next succeeding Business Day.

(d) Authorized Shares. The Company covenants that, during the period this Warrant is outstanding, it will reserve from its authorized and unissued Class A Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant.

(e) Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the applicable provisions of the Purchase Agreement.

(f) Waiver. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder or the Company shall operate as a waiver of such right or otherwise prejudice the Holder’s or the Company’s rights, powers or remedies.

(g) Notices. Any notice, request or other document required or permitted to be given hereunder shall be delivered in accordance with the applicable provisions of the Purchase Agreement.

(h) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Class A Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(i) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to seek specific performance of its rights under this Warrant.

(j) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder.

(k) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(l) Severability. The provisions of this Warrant are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Warrant shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Warrant, and this Warrant shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

(m) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

Company:

Inspire Veterinary Partners, Inc.

By:	/s/ Kimball Carr
	Name:	Kimball Carr
	Title:	Chair, President and Chief Executive Officer

[Signature page to Pre-Funded Class A Common Stock Purchase Warrant]

Exhibit A

NOTICE OF EXERCISE

To:	Inspire Veterinary Partners, Inc.
Attention: Kimball Carr and Richard Frank
Email: kcarr@inspirevet.com and rfrank@inspirevet.com

Re:	Warrant of Inspire Veterinary Partners, Inc. (the “Company”) issued on February 13, 2024 (the “Warrant”).

(1)	The undersigned Holder hereby elects to purchase ____________ Warrant Shares pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)	Payment shall be made (check applicable box):

☐	by cash payment in accordance with Section 2(b) of the Warrant; or

☐	by the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in Section 2(c) of the Warrant, to exercise the Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the “cashless exercise” procedure set forth in Section 2(c).

(3)	Please issue the Warrant Shares in the name of the undersigned Holder or in the name of such other designee as is specified below, by delivery to the DWAC account specified below:

☐	The undersigned Holder

DWAC Account No.: __________________________________________________________

☐	Other: Name: _____________________________________________________________________

Address: ___________________________________________________________________

               ___________________________________________________________________

DWAC Account No.: _________________________________________________________

Name of Holder

Signature of authorized signatory of Holder

Name of authorized signatory of Holder

Title of authorized signatory of Holder

Date

A-1

Exhibit B

ASSIGNMENT FORM

To:	Inspire Veterinary Partners, Inc.
Attention: Kimball Carr and Richard Frank
Email: kcarr@inspirevet.com and rfrank@inspirevet.com

Re:	Warrant of Inspire Veterinary Partners, Inc. (the “Company”) issued on February 13, 2024 (the “Warrant”).

Assignor:

Date:

(1)	The undersigned Assignor is the registered holder of the Warrant and hereby assigns and transfers to the assignee named below (the “Assignee”) the Warrant and all of the rights of Assignor under the Warrant evidenced thereby, with respect to the number of Warrant Shares set forth below:

Name:
Address:

Attention:
Email:
Phone:
No. of Warrant Shares:

(2)	The undersigned Assignee agrees to take and hold the Warrant and any shares of capital stock to be issued upon exercise of the rights thereunder and any shares issuable upon conversion thereof subject to, and to be bound by, the terms and conditions set forth in the Warrant, to the same extent as if Assignee were the original holder thereof

Assignor:	Assignee:

Name of Assignor	Name of Assignee

Signature of authorized signatory of Assignor	Signature of authorized signatory of Assignee

Name of authorized signatory of Assignor	Name of authorized signatory of Assignee

Title of authorized signatory of Assignor	Title of authorized signatory of Assignee

B-1